UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 30, 2014

REXNORD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin		53214
(Address of Principal Executive Offices)		(Zip Code)

(414) 643-3739

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 30, 2014, Rexnord Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, certain funds affiliated with Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”), George M. Sherman, Chairman of the Board of Directors of Rexnord, and certain of his affiliates (together with Apollo, the “Selling Stockholders”), and Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A-1 thereto (collectively, the “Underwriters”), for the sale of 3,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) from the Company and 12,000,000 shares of Common Stock from the Selling Stockholders. The offering is being made under the Company’s registration statement on Form S-3ASR (File No. 333-193610) filed with the Securities and Exchange Commission (the “Registration Statement”). In addition, the Underwriters have an option to purchase up to an additional 2,250,000 shares of Common Stock from the Selling Stockholders on the same terms for 30 days from the date of the prospectus supplement to the prospectus contained in the Registration Statement. The offering is expected to close on or about February 5, 2014, subject to customary closing conditions. Pursuant to the terms of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the Underwriters and/or their affiliates may have an indirect ownership interest in the Company through various private equity funds, including funds of Apollo and/or its affiliates. Certain of the Underwriters or their affiliates are lenders under the Company’s credit agreement.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated by reference.

Item 7.01	Regulation FD Disclosure.

On January 31, 2014, the Company announced the pricing of the previously announced public offering of shares of Common Stock by the Company and the Selling Stockholders. The Company and the Selling Stockholders are offering 3,000,000 and 12,000,000 shares, respectively, of Common Stock and the Selling Stockholders have granted to the Underwriters of the Common Stock offering an option to purchase up to an additional 2,250,000 shares of Common Stock. The Company intends to use the net proceeds from the sale of shares by it in the offering for general corporate purposes. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders in the offering. A copy of the press release is attached hereto as Exhibit 99.1.

The Company is furnishing the information in Item 7.01 of this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 30, 2014, by and among Rexnord Corporation, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC and each of the shareholders of the Company named in Schedule A-2 thereto as the selling stockholders, and Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A-1 thereto

5.1	Opinion of Quarles & Brady LLP on legality

23.1	Consent of Quarles & Brady LLP (included in Exhibit 5.1)

99.1	Press release dated January 31, 2014

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Rexnord Corporation has caused this report to be signed on its behalf by the undersigned thereunto authorized this 31st day of January, 2014.

REXNORD CORPORATION

BY:	/s/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 30, 2014, by and among Rexnord Corporation, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC and each of the shareholders of the Company named in Schedule A-2 thereto as the selling stockholders, and Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A-1 thereto

5.1	Opinion of Quarles & Brady LLP on legality

23.1	Consent of Quarles & Brady LLP (included in Exhibit 5.1)

99.1	Press release dated January 31, 2014